EXHIBIT 99.1
                                                                    ------------

Contact:
Arnold H. Dratt -- Chairman, President & CEO (847-737-5970, ext. 401) or Ronald G. Bottrell, Dome Communications (312) 467-0760

FOR IMMEDIATE RELEASE

               SAMES CORPORATION'S BOARD DIRECTS SALE OF COMPANY;
                   THIRD-QUARTER RESULTS FALL BELOW A YEAR AGO

FRANKLIN PARK, IL, November 13, 2000 -- The Board of Directors of Sames Corporation (Amex:SGT) today announced that it has directed the Company's investment bankers, William Blair & Company, to seek a buyer for the Company.

Arnold Dratt, Chairman and CEO, said, "Because global industry trends appear to be favoring vertical integration in the automotive paint application market, and integrators are developing or acquiring spray application equipment and technology in order to offer 'in-house' turnkey solutions, we believe it is the right time to sell the Company. In addition, automotive customers are rapidly migrating toward robotic solutions over machines, a product that Sames has historically designed and installed. Although the Company produces applicators both for machines and robots, the Company's machine-related products resulted in significantly more revenue per installation." The Board believes that the Company's investment bankers should be able to complete discussions with all interested parties by early 2001.

"Combining with a strategic buyer or with a larger group will permit the Company to maintain technology leadership in spray applications and fund bigger automotive and general industry projects for which it competes," Dratt added. "We are currently partnering with much larger companies to share product development costs, such as the Cassette Bell System (CBS) developed jointly with Trinity Industrial Corporation. In addition, such a combination will facilitate the operations initiatives currently in place aimed at margin and cash flow improvements. However, the Board believes strongly that the current corporate and capital structures, left over from the sale of the Binks business in 1998, will not permit the Company to take advantage of its many opportunities."

Dratt, who intends to return to his consulting practice after the sale process, became President and CEO on October 1, 1998 and Chairman on April 25, 2000.

THIRD-QUARTER RESULTS

Net sales were $17 million for the quarter ended September 30, 2000, compared to sales of $24.5 million for the prior fiscal year quarter ended August 31, 1999. Year to date sales were $59.5 million, compared to sales of $65.2 million for the prior fiscal year nine months. Year to date sales would have been approximately $7.5 million higher ($67 million) and third quarter sales approximately $2.4 million higher ($19.3 million) had sales denominated in French Francs been translated at 1999 exchange rates.

Operating income for the current quarter was a loss of $.8 million, compared to income of $1.5 million in the prior fiscal year quarter. For the nine months ended September 30, 2000, operating income was a loss of $.1 million, compared to $1.6 million in the comparable period of the prior fiscal year.

Income (loss) from continuing operations, net of taxes, was a loss of $.6 million, or ($.19) per share, in the third quarter of 2000, compared to a gain of $.6 million, or $.19 per share, for the fiscal quarter ended August 31, 1999.

The net loss, including loss from discontinued operations, net of tax, was reduced both for the quarter and year to date, respectively, versus the comparable periods of the prior fiscal year.

Commenting on the Company's financial performance, Dratt said, "While third-quarter results are substantially lower than our expectations and fiscal 2000 operating income will fall significantly short of the aggressive goal the Company had set, the revenue shortfall results primarily from a loss of a large automotive contract, the deferral of several other large automotive projects by customers into 2001 and the strength of the dollar versus the French franc. Our general industry business, however, has far exceeded plan, and the Company continues to develop leading edge technology, including a new product just sold to the French national electricity company, which removes pollutants from chimneys using the Company's highly regarded electrostatic technology."

An expected reduction of the workforce in France, as a result primarily of an early retirement program, will cut overhead by nearly $2 million cumulatively over the next four years (to confirm exact number), at a cost of approximately $400 thousand, of which $150 thousand has been recorded through September 30, 2000.

Sames Corporation is engaged in the design, manufacture and sale of high-quality spray finishing and coating application equipment. The Sames business is noted for its global leadership position in electrostatic finishing equipment for the automotive finishing market and for the general industrial finishing market. The Company's website is http://www.sames.com.

This press release contains certain statements regarding the Company which constitute "forward-looking statements" within the meaning of Section 21 E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, the Company's ability to receive, negotiate and accept agreements involving a sale of the Company, the timing of any transaction involving a sale of the Company, the impact upon the Company of its partnering relationships and strategic alliances, adverse changes in the economy or the overall market generally, increased competition relating to the Company's products and services both within the United States and globally, the ability of the Company to successfully increase its market share or implement its anticipated operating and distribution plans, and fluctuations in foreign currency rates. These risk and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                 SAMES CORPORATION AND CONSOLIDATED SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
          (UNAUDITED, IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


                                        FOR THE THREE                  FOR THE NINE            ONE MONTH
                                         MONTHS ENDED                  MONTHS ENDED              ENDED
                                  --------------------------    --------------------------   ------------
                                  SEPTEMBER 30,   AUGUST 31,    SEPTEMBER 30,   AUGUST 31,   DECEMBER 31,
                                      2000           1999           2000           1999          1999
                                  -------------   ----------    -------------   ----------   ------------
Net sales .......................   $16,952        $24,522        $59,538        $65,198        $5,023
Cost of goods sold ..............    11,047         15,448         39,303         40,163         3,386
                                    -------        -------        -------        -------        ------
   Gross profit .................     5,905          9,074         20,235         25,035         1,637
Selling, general and
   administrative expenses ......     5,991          6,722         18,353         20,573         1,904
Research and development
   costs ........................       686            887          1,984          2,903           299
                                    -------        -------        -------        -------        ------
      Operating income ..........      (772)         1,465           (102)         1,559          (566)
                                    -------        -------        -------        -------        ------

Other expense (income):
Interest expense ................       203            424            572            947            69
   Other expense (income), net ..      (252)           225           (488)          (945)          (34)
                                    -------        -------        -------        -------        ------
                                        (49)           649             84              2            35
                                    -------        -------        -------        -------        ------
Income (loss) from
   continuing operations
   before income taxes ..........      (723)           816           (186)         1,557          (601)
Income tax expense (benefit) ....      (165)           251             15             61           (81)
                                    -------        -------        -------        -------        ------
Income (loss) from
   continuing operations, net
   of tax .......................      (558)           565           (201)         1,496          (520)
Loss from discontinued
   operations, net of tax .......      (444)        (1,710)        (1,401)        (3,372)         (138)
                                    -------        -------        -------        -------        ------
Net loss ........................   $(1,002)       $(1,145)       $(1,602)       $(1,876)       $ (658)
                                    =======        =======        =======        =======        ======

Income (loss) per share - basic
   Continuing operations ........     $(.19)         $ .19          $(.07)        $  .50         $(.18)
   Discontinued operations ......      (.15)          (.58)          (.48)         (1.13)         (.04)
                                      -----          -----          -----         ------         -----
   Net loss .....................     $(.34)         $(.39)         $(.55)        $ (.63)        $(.22)
                                      =====          =====          =====         ======         =====

Income (loss) per share - diluted
   Continuing operations ........     $(.19)         $ .19          $(.07)        $  .50         $(.18)
   Discontinued operations ......      (.15)          (.57)          (.48)         (1.13)         (.04)
                                      -----          -----          -----         ------         -----
   Net loss .....................     $(.34)         $(.38)         $(.55)        $ (.63)        $(.22)
                                      =====          =====          =====         ======         =====

Weighted average shares:
   Basic ........................     2,932          2,966          2,932          2,965         2,942
   Effect of stock options ......        10             32              7             15             4
                                      -----          -----          -----          -----         -----
   Diluted ......................     2,942          2,998          2,939          2,980         2,946
                                      =====          =====          =====          =====         =====